EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S‑8 Nos. 333-222198, 333‑192957, 333‑171232, 333‑45037, 333‑34934, 333‑100572, 333‑111399, 333‑121418, 333‑130619, and 333‑156333 and Form S-3 No. 333‑207036) of FedEx Corporation and in the related Prospectuses of our reports dated July 16, 2018, with respect to the consolidated financial statements and schedule of FedEx Corporation, and the effectiveness of internal control over financial reporting of FedEx Corporation, included in this Annual Report (Form 10-K) for the year ended May 31, 2018.

/s/ Ernst & Young LLP

Memphis, Tennessee

July 16, 2018